Exhibit 99.1

Regional Management Corp. Renews Senior Revolving Credit Facility

-    Increases Committed Line to $538 Million and Adds Lender to Syndicate    -

-    Extends Maturity of Credit Facility to September 2018    -

Greenville, South Carolina – September 21, 2015 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that it has amended and restated its senior revolving credit facility agreement, receiving an increase in the committed line under the credit facility to $538 million from its previous amount of $500 million, and a maturity extension from May 2016 to September 2018. The upper limit of the accordion feature of the credit facility remains at $600 million.

In addition to the increase, as part of the renewed credit facility, Capital Bank N.A. joins the group of original lenders, each of which is maintaining or increasing its commitment under the renewed credit facility. Language has also been added to the agreement to allow Regional Management to pursue an automobile loan securitization of up to $100 million without causing a reduction in the committed line.

“Today’s closing of the amended and restated loan agreement is the culmination of a comprehensive process with our lenders,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “We want to thank our group of lenders for their continued confidence in Regional and in what we are building, and we want to welcome Capital Bank to our bank group. With the extension process now complete, we are continuing to pursue our core strategy of growing our business and expanding our branch footprint.”

Borrowing terms under the facility remain largely unchanged—borrowings bear interest, payable monthly, at rates equal to LIBOR of a maturity the Company elects between one month and six months, with a LIBOR floor of 1.00%, plus an applicable margin of 3.00%. Alternatively, the Company may pay interest at a rate based on the prime rate plus an applicable margin of 2.00%. The Company also pays an unused line fee of 50 basis points per annum, which declines to 37.5 basis points at certain usage levels, payable monthly. The senior revolving credit facility is collateralized by certain of the Company’s assets, including substantially all of its finance receivables and equity interests of substantially all of its subsidiaries. The credit agreement contains certain covenants and restrictions, including maintenance of specified interest coverage and debt ratios, restrictions on distributions and limitations on other indebtedness, maintenance of a minimum allowance for loan losses, and certain other restrictions. The agreement also contains other representations, warranties, and covenants that the Company believes are customary for agreements of this nature and in its industry, including new language addressing the impact on the loan agreement of the occurrence of certain regulatory events.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331